Exhibit 99.1

                QC Holdings, Inc. Extends Common Stock
              Repurchase Program and Adopts 10b5-1 Plan

    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Dec. 16, 2005--QC Holdings, Inc. (NASDAQ: QCCO) announced that its Board of Directors has extended the Company's common stock repurchase program through December 31, 2006. The program would have otherwise expired on December 31, 2005. Under the repurchase program, the Company is authorized to spend up to $10 million to repurchase its common stock in open market and negotiated transactions. Through December 15, 2005, the Company has repurchased approximately 295,000 shares of its common stock at a cost of approximately $3,450,000.
    The Company also announced that it added to its stock repurchase program a pre-arranged repurchase plan (the "10b5-1 Plan") intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and of Rule 10b-18 under the Exchange Act. A 10b5-1 plan permits a company to repurchase its common stock during times when it would not normally be in the market due to possession of nonpublic information. All repurchases of common stock will be made in compliance with regulations set forth by the Securities and Exchange Commission and will be subject to market conditions, applicable legal requirements and other factors. This program does not obligate the Company to acquire any particular amount of common stock and the plan may be suspended at any time at the Company's discretion.

    About QC Holdings, Inc.

    Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 525 stores in 25 states at December 15, 2005, (each of the Company's 19 North Carolina stores was closed prior to December 1, 2005). With more than 20 years of operating experience in the retail consumer finance industry, the Company entered the payday loan market in 1992 and, since 1998, has grown from 48 stores to 525 stores through a combination of new, or de novo, stores and acquisitions. During fiscal 2004, the Company advanced more than $783 million to customers through payday loans and reported total revenues of $124.8 million.

    Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of growth in unit stores, (4) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with acquisitions, and (7) the other risks detailed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.



    CONTACT: QC Holdings, Inc.
             Douglas E. Nickerson, 913-234-5154
             www.qcholdings.com